Universal Technical Institute Announces Changes to Senior Leadership Team in Support of Company’s Growth Strategy

SCOTTSDALE, ARIZ. - January 9, 2020 - Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of transportation technician training, announced several changes to its senior leadership team to further support the company’s transformation and profitable growth, while continuing to deliver strong student outcomes and service to industry customers.

•	Todd Hitchcock joined the company as Chief Strategy and Transformation Officer

•	Lori Smith promoted to Chief Information Officer

•	National search underway for Chief Commercial Officer

Todd Hitchcock, who has been consulting for UTI for two years, has been named to the newly created position of Senior Vice President - Chief Strategy and Transformation Officer, effective January 6, 2020. In this role, he will oversee implementation of the company’s current strategy and lead UTI’s work to identify and leverage new opportunities for growth.

“Todd is truly a transformational leader, and an excellent addition to UTI’s deep and talented leadership team,” said Jerome Grant, UTI’s Chief Executive Officer. “His experience and insights will allow us to innovate even more quickly and to explore new organic growth initiatives, as well as opportunities to acquire adjacent capabilities and build business-to-business programs and services.”

Hitchcock has more than 20 years of leadership experience in the education sector. As President of Red Leaf Advising, a higher education consulting company, he had been advising UTI for more than two years before formally joining the company and played a key role in shaping and executing on the company’s transformation plan. Prior to that, Hitchcock served as Chief Operating Officer of Pearson Embanet, as Senior Vice President for Pearson Learning Solutions, and as Vice President of Florida Virtual School’s Global Services division.

UTI also announced the promotion of Lori Smith to the position of Senior Vice President - Chief Information Officer, with responsibility for evolving the company’s technology and business intelligence strategies and infrastructure in support of its growth initiatives.

“Lori brings a unique blend of innovative thinking, sector experience and institutional knowledge,” Grant said. “She created and led UTI’s business intelligence vision and strategy, and helped us bring our transformation plan to life. As we move into this next phase of growth, her experience and perspective will be immeasurably valuable.”

Smith has been with UTI for 25 years and has held a number of leadership positions across several functional areas. As Vice President, Business Intelligence and Compliance, a role she has held since 2009, she led the company’s successful initiatives to improve data accuracy, consistency, timeliness, relevance, and visibility. In addition, she was responsible for UTI’s national accreditation with the Accrediting Commission of Career Schools and Colleges (ACCSC), as well as state licensing and compliance for all UTI locations across the country. Smith has also served as Controller, and, as Vice President of Student Services and Vice President of Financial Aid/Student Services, she shaped the programs that support UTI students as they pursue a quality technical education.

As part of its ongoing work to evolve Marketing and Admissions, UTI has created and is actively searching to fill a new role, Senior Vice President - Chief Commercial Officer (CCO), which will lead the company’s new, integrated approach to student engagement. As a result of this shift in responsibilities, Piper Jameson, Executive Vice President - Chief Marketing Officer, has left the company to pursue other interests.

“UTI has now established a consistent record of start growth largely due to the shifts we have made in Marketing and Admissions. The creation of a CCO position speaks to our focus on optimizing interactions with students from lead generation to graduation, and to the results we believe this approach can deliver for our students and our business,” Grant said. “We thank Piper for her work to help us build a strong foundation for this transformation and wish her all the best.”

About Universal Technical Institute, Inc.
With more than 220,000 graduates in its 54-year history, Universal Technical Institute, Inc. (NYSE: UTI) is the nation’s leading provider of technical training for automotive, diesel, collision repair, motorcycle and marine technicians, and offers welding technology and computer numerical control (CNC) machining programs. The company has built partnerships with industry leaders, outfits its state-of-the-industry facilities with current technology, and delivers training that is aligned with employer needs. Through its network of 13 campuses nationwide, UTI offers post-secondary programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). The company is headquartered in Scottsdale, Arizona. For more information, visit uti.edu.

Company Contacts:
Troy Anderson
Chief Financial Officer
Universal Technical Institute, Inc.
(623) 445-9365

Jody Kent
Vice President, Communications and Public Affairs
Universal Technical Institute, Inc.
(623) 445-0872
jkent@uti.edu

Investor Relations Contact:
Moriah Shilton
LHA Investor Relations
(415) 433-3777
UTI@lhai.com

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